NewsRelease
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TC PipeLines, LP announces 2020 third quarter financial results
HOUSTON, Texas – November 10, 2020 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported net income attributable to controlling interests of $65 million and distributable cash flow of $36 million for the three months ended September 30, 2020.
“During the third quarter of 2020, our diversified portfolio of essential energy infrastructure continued to perform well and generated solid results,” said Nathan Brown, president of TC PipeLines, GP, Inc. “These results continue to highlight the resiliency of our assets during these unprecedented times. We also continued to advance our suite of organic growth projects with PNGTS’ Portland XPress project being placed into service on November 1 as planned and our other projects progressing on schedule.”

“Despite our third quarter net income being sixteen percent higher year-over-year reflecting new projects in service and continued strong contracting levels, distributable cash flow was considerably lower this quarter compared to last year primarily the result of increased normal-course maintenance spending at GTN along with the one-time purchase of a commercial IT system by several of our pipelines,” added Brown. “The increased maintenance capex at GTN on its compressor fleet resulted from higher throughput, operating hours and strong demand for natural gas transportation. Notwithstanding the impact to DCF in the quarter, these expenditures will reduce future operating costs and increase our pipelines’ respective rate bases and we anticipate will generate a return on and of capital in future rates.”

“We continue to believe that our assets are well situated to serve our customers and their need for natural gas and other potential energy transportation and will create value well into the future,” concluded Brown
Third quarter highlights (unaudited)
•Generated net income attributable to controlling interests of $65 million;
•Paid cash distributions of $47 million;
•Declared cash distribution of $0.65 per common unit for the third quarter of 2020;
•Generated adjusted EBITDA of $117 million and distributable cash flow of $36 million;
•Continued permitting, engineering and construction activities on our PNGTS, GTN and Tuscarora growth projects;
•Continued to progress our North Baja XPress and Iroquois’ ExC projects;
•Received affirmation of the Partnership’s credit rating by Standard and Poor’s (S&P) at BBB/Stable and by Moody’s at Baa2/Stable;
•The Partnership’s outlook was revised by S&P from Stable to Creditwatch Positive in connection with TC Energy's offer to acquire the Partnership's outstanding common units;
•Northern Border’s credit rating outlook upgraded to Positive by S&P;
•Reached agreement for reimbursement of Iroquois’ expenditures for the terminated Wright Interconnect Project;
•PNGTS issued $125 million of 10-year fixed rate Senior Notes in early October and established a 3-year Private Shelf Facility for an additional $125 million to secure the funding for its expansion projects; and
•Received offer from TC Energy in early October to acquire all outstanding publicly-held common units.

The Partnership’s financial highlights for the third quarter of 2020 compared to the same period in 2019 were:

Three months ended			Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars, except per common unit amounts)	2020	2019	2020	2019
Net income	68	59	223	216
Net income attributable to controlling interests	65	56	210	204
Net income per common unit – basic and diluted (a)	$0.90	$0.76	$2.89	$2.79

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	118	100	355	341
Adjusted EBITDA(b)	117	125	365	390

Cash distributions paid	(47)	(47)	(142)	(142)
Class B distributions paid (c)	-	-	(8)	(13)
Distributable cash flow (b)	36	78	179	264

Cash distribution declared per common unit	$0.65	$0.65	$1.95	$1.95

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3

(a)Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributable to TC PipeLines GP, Inc. (the General Partner), by the weighted average number of common units outstanding. Refer to the “Financial Summary-Consolidated Statements of Operations” section of this release.
(b)EBITDA, Adjusted EBITDA and Distributable Cashflow are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail, including a reconciliation to the comparable GAAP measures.
(c)Reflects distributions allocable to Class B units in the years ended December 31, 2019 and 2018 and paid in the nine months ended September 30, 2020 and 2019, respectively.
Recent business developments:
Current outlook:
On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. As primary operator of our pipelines, TC Energy Corporation’s (TC Energy) business continuity plans remain in place across the organization and TC Energy continues to effectively operate our assets, conduct commercial activities and execute on projects with a focus on health, safety and reliability. Our business is broadly considered essential in the United States given the important role our infrastructure plays in providing energy to North American markets. We believe that TC Energy’s robust continuity and business resumption plans for critical teams, including gas control and commercial and field operations, will continue to ensure the safe and reliable delivery of energy that our customers depend upon.

Our pipeline assets are largely backed by long-term, take-or-pay contracts resulting in revenues that are materially insulated from short-term volatility associated with fluctuations in volume throughput and commodity prices. More importantly, a significant portion of our long-term contract revenue is with investment-grade customers and we have not experienced any material collection issues on our receivables to date. Aside from the impact of maintenance activities and normal seasonal factors, to date we have not seen any material changes in the utilization of our assets. Additionally, to date, we have not experienced any significant impacts on our supply chain. While it is too early to ascertain any long-term impact that the COVID-19 pandemic may have on our capital growth program, we note that we could experience some delay in construction and other related activities. For more information on our capital growth program, see “Status of our capital growth program” below.

We continue to conservatively manage our financial position, self-fund our ongoing capital expenditures and maintain our debt at prudent levels and we believe we are well positioned to fund our obligations through a prolonged period of disruption, should it occur. Based on current expectations, we believe our business will continue to deliver consistent financial performance going forward and support our current quarterly distribution level of $0.65 per common unit.

The full extent and lasting impact of the COVID-19 pandemic on the global economy is uncertain but to date has included extreme volatility in financial markets and commodity prices, a significant reduction in overall economic activity and widespread extended shutdowns of businesses along with supply chain disruptions. The degree to which COVID-19 has a more significant impact on our operations and growth projects will depend on future developments, policies and actions which remain highly uncertain.

TC Energy’s offer to acquire the Partnership’s outstanding publicly-held common units

On October 5, 2020, the Partnership announced receipt of a non-binding offer from TC Energy Corporation (TC Energy) to acquire all of its outstanding common units not beneficially owned by TC Energy or its affiliates in exchange for common shares of TC Energy. Under the proposal, the Partnership’s common unitholders would receive 0.65 common shares of TC Energy for each issued and outstanding publicly-held Partnership common unit, representing an implied value of $27.31 per common unit based on the closing price of TC Energy common shares on the New York Stock Exchange (NYSE) on October 2, 2020. This reflects a 7.5 percent premium to the exchange ratio implied by the 20-day volume weighted average prices of the Partnership’s common units and TC Energy’s common shares on the NYSE as of October 2, 2020.

The offer has been made to the board of directors of the General Partner (the TC PipeLines Board). As the General Partner is an indirect wholly-owned subsidiary of TC Energy, a conflicts committee composed of independent directors of the TC PipeLines Board was formed to consider the offer pursuant to the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership.

The transaction is subject to the review and favorable recommendation by the conflicts committee and approvals by the TC PipeLines Board, the board of directors of TC Energy, and the holders of a majority of the outstanding common units of the Partnership. It is also subject to the negotiation and execution of an agreement and plan of merger, which would provide the definitive terms of the transaction, including the exchange ratio, and customary regulatory approvals. Any definitive agreement is expected to contain customary closing conditions. There can be no assurance that any such approvals will be forthcoming, that a definitive agreement will be executed or that any transaction will be consummated.

Status of our growth capital program:

•PNGTS’ Portland XPress (PXP) Phase III was commercially placed in service on November 1, 2020;
•PNGTS Westbrook XPress Phase II construction is progressing as planned;
•GTN XPress Phase I reliability enhancement is progressing as planned. Work at several points along the line requires further permitting under the normal FERC process, as do the expansion facilities that will be constructed in 2022 and 2023;
•North Baja XPress is subject to a final investment decision by Sempra expected in the fourth quarter and dependent upon North Baja securing regulatory approvals and other requirements for the project; and
•Iroquois’ ExC project continues to progress through its regulatory process and received a favorable environmental assessment in September 2020. Receipt of the FERC decision authorizing construction of the project is anticipated in the second quarter of 2021.

PNGTS financing:

On October 8, 2020, PNGTS entered into a Note Purchase and Private Shelf Agreement (PNGTS Private Shelf Agreement) whereby PNGTS issued $125 million of 10-year Series A Senior Notes (PNGTS Series A Notes) with a coupon of 2.84% per annum and entered into a 3-year private shelf agreement for an additional $125 million of Senior Notes (the PNGTS Private Shelf Facility). The PNGTS Series A Notes do not require any principal payments until maturity on October 8, 2030. Proceeds from the PNGTS Series A Note issuance were used to repay the outstanding balance of PNGTS’ Revolving Credit Facility and for general partnership purposes including funding of growth capital. PNGTS expects to draw the remaining $125 million available under the PNGTS Private Shelf Facility by the end of 2021, the estimated completion date of Phase II of its Westbrook XPress project. The PNGTS Private Shelf Agreement contains a covenant that limits total debt to no greater than 65 percent of PNGTS’ total capitalization and requires PNGTS to maintain a leverage ratio of no greater than 5.00 to 1.00.
Credit rating affirmation:
On September 30, 2020, S&P affirmed the Partnership's BBB/Stable credit rating. S&P continues to consider the Partnership's business risk profile to be a key strength underpinned by its highly contracted, long-term, take-or-pay contracts with creditworthy counterparties. S&P further recognizes the Partnership's strong basin diversification and benefits associated with its strategic relationship with TC Energy despite the expected higher leverage due to the funding of its growth projects.
On October 6, 2020 S&P revised the Partnership's outlook from Stable to Creditwatch Positive in connection with TC Energy's offer to acquire the Partnership's outstanding common units. The Creditwatch reflects S&P's opinion that TC Energy's offer to acquire all of the outstanding units will increase the level of parental support from TC Energy. Tuscarora was also placed on Creditwatch Positive.
Iroquois’ Wright Interconnect Project:
During the first quarter of 2020, Iroquois received a notice of termination of its precedent agreement with Constitution Pipeline Company, LLC (Constitution Pipeline) related to its Wright Interconnect Project. In April 2020, Iroquois exercised its contractual right for reimbursement through a guarantee from Williams Partners, L.P., a 41 percent owner of the Constitution Pipeline. During the third quarter of 2020, the parties reached a reimbursement agreement for $48.5 million, recovering all but $3 million of the capital spent to date by Iroquois on the project. The proceeds received by Iroquois were distributed to its partners, of which the Partnership's proportionate share was approximately $24 million. The proceeds received by the Partnership were treated as a return of capital and used for general partnership purposes.
Northern Border Credit Rating upgrade:
On September 3, 2020, S&P affirmed Northern Border’s credit rating at BBB+ and upgraded the outlook from Stable to Positive based on strong recontracting, continued stable cashflows, conservative leverage, solid shipper base and strong sponsors.
Cash distributions:
On October 21, 2020, the board of directors of our General Partner declared the Partnership’s third quarter 2020 cash distribution in the amount of $0.65 per common unit payable on November 13, 2020 to unitholders of record as of November 2, 2020. The declared distribution to our General Partner was $1 million for its two percent general partner interest.
Results of operations
The Partnership’s net income attributable to controlling interests increased by $9 million in the three months ended September 30, 2020 compared to the same period in 2019, mainly due to the following:

Transmission revenues - The $6 million increase was largely the result of higher revenue from PNGTS as a result of new revenues from PXP Phase II and Westbrook XPress Phase I both of which entered service on November 1, 2019.
Equity Earnings - The $8 million increase was largely a one time result of higher earnings from our equity investment in Northern Border from incremental revenue related to certain pre-arranged contracts entered into by Northern Border with its affiliate, ONEOK Rockies Midstream, LLC. These contracts were cancelled by FERC effective October 15. The capacity was remarketed and awarded under terms that approximate Northern Border’s maximum recourse rates, which are lower than the pre-arranged contract rates and more consistent with historical results.

Operating, maintenance and administrative costs – The $2 million decrease was primarily due to:
•lower operational costs related to our pipeline systems' compliance programs; and
•decrease in TC Energy's allocated costs related to personnel.
Depreciation and amortization – The $10 million increase is related to increased maintenance capital expenditures at GTN and negative salvage allowance recorded for PNGTS during the period.
Financial charges and other – The $3 million decrease was primarily attributable to higher Allowance For Funds Used During Construction (AFUDC) which served to offset interest charges and resulted in the decrease. AFUDC increased as a result of continued spending on our expansion projects and higher maintenance capital spending.
Non-GAAP Financial Measures
Our EBITDA was higher for the three months ended September 30, 2020 compared to the same period in 2019. The $18 million increase was primarily due to higher revenue from PNGTS and equity earnings as discussed above.
Our Adjusted EBITDA was lower for the three months ended September 30, 2020 compared to the same period in 2019. The $8 million decrease was primarily due to the net effect of the following:
•higher revenue from PNGTS as discussed in more detail above;
•no distributions from Great Lakes during the quarter as it used the cash it generated during the period to fund a one-time commercial IT system purchase from a TC Energy affiliate on August 1, 2020. This will reduce future operating costs and increase Great Lakes’ rate base and we anticipate will generate a return on and of capital in future rates; and
•lower distribution from Iroquois as it satisfied its final surplus cash distribution obligation of approximately $2.6 million in the fourth quarter of 2019 along with an additional one-time $15 million distribution in the third quarter of 2019 representing our proportionate share of the excess cash accumulated by Iroquois between 2018 and 2019 from its earnings.
Our distributable cash flow decreased by $42 million in the three months ended September 30, 2020 compared to the same period in 2019 due to the net effect of:
•lower Adjusted EBITDA;
•one-time impact related to the funding of a commercial IT system purchase by GTN, Tuscarora and North Baja from a TC Energy affiliate on August 1, 2020. These expenditures will reduce future operating costs and increase our pipelines’ respective rate bases and we anticipate will generate a return on and of capital in future rates; and
•higher normal-course maintenance capital expenditures at GTN as a result of increased spending on major equipment overhauls at several compressor stations and certain system upgrades.

Cash flow analysis
Operating cash flows
The Partnership's operating cashflows for the nine months ended September 30, 2020 compared to the same period in 2019 were lower primarily due to decreased distributions received from the operating activities of its equity investments as a result of the following:
•the timing of receipt of Iroquois' third quarter 2019 distribution from its operating activities, which we would ordinarily have received during the fourth quarter of 2019 but instead received early in the first quarter of

2020 offset by an additional distribution of cash accumulated from the earnings of previous years from Iroquois in the third quarter of 2019; and
•lower distributions from our equity investment in Northern Border largely due to its higher maintenance capital spending.
Investing cash flows
During the nine months ended September 30, 2020, the cash used in our investing activities was a net cash outflow of $136 million compared to a net inflow of $1 million in the nine months ended September 30, 2019 due to the net effect of:
•higher maintenance capital expenditures at GTN for its overhaul projects together with continued capital spending on our GTN XPress, PXP and Westbrook XPress projects;
•$24 million return of capital distribution received from Iroquois, representing our 49.34% share of the reimbursement proceeds received by Iroquois from the termination of its Wright Interconnect Project; and
•$50 million distribution received from Northern Border during the second quarter of 2019 that was considered a return of investment.
Financing cash flows
The $255 million change in cash used for financing activities was largely due to a net debt issuance of $135 million in the nine months ended September 30, 2020 compared to a net debt repayment of $115 million for the same period in the prior year, primarily due to financing executed for the capital expenditures on our GTN XPress, PXP and Westbrook XPress expansion projects.
Overall current financial condition:
Cash and Debt Level - Our overall long-term debt balance increased by approximately $135 million primarily the result of the financing put in place during the period for our expansion projects. The increase included an incremental $75 million of liquidity from GTN's issuance of Series A Senior Notes at a fixed rate of 3.12 percent which effectively secured the funding required for GTN XPress for the balance of 2020.
The $75 million liquidity position related to GTN, together with the $24 million return of capital special distribution we received during the third quarter from Iroquois representing our 49.34% share of the reimbursement proceeds received by Iroquois from its terminated Wright Interconnect project, and net excess cash generated by our solid operating cashflows, resulted in an increase in the balance of our cash and cash equivalents to $253 million at September 30, 2020 compared to our position at December 31, 2019 of approximately $83 million.
Working Capital - At September 30, 2020, our current assets totaled $300 million and current liabilities amounted to $499 million, leaving us with a working capital deficit of $199 million compared to a deficit of $14 million at December 31, 2019. Our working capital deficiency is considered to be normal course for our business and is managed through:
•our ability to generate predictable and growing cash flows from operations;
•cash on hand and full access to our $500 million Senior Credit facility; and
•our access to debt capital markets, facilitated by our strong investment grade ratings, allowing us the ability to renew and/or refinance the current portion of our long-term debt.
We continue to be financially disciplined by using our available cash to fund ongoing capital expenditures and maintaining debt at prudent levels and we believe we are well positioned to fund our obligations as required.
We believe our (1) cash on hand, (2) operating cash flow, (3) $500 million available borrowing capacity under our Senior Credit Facility at November 9, 2020, and (4) if needed, and subject to customary lender approval upon request, an additional $500 million capacity that is available under the Senior Credit Facility's accordion feature, are sufficient to fund our short-term liquidity requirements, including distributions to our unitholders, ongoing capital expenditures, required debt repayments and other financing needs such as capital contribution requests from our equity investments without the need for additional common equity.
Non-GAAP financial measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•EBITDA;
•Adjusted EBITDA;
•Total distributable cash flow; and
•Distributable cash flow.
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income, which includes net income attributable to non-controlling interests and earnings from our equity investments. It measures our earnings before deducting interest, depreciation and amortization and taxes.
Adjusted EBITDA is our EBITDA, less (1) earnings from our equity investments, plus (2) distributions from our equity investments, and plus or minus (3) certain non-recurring items (if any) that are significant but not reflective of our underlying operations.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes Adjusted EBITDA less:
•AFUDC;
•Interest expense;
•Current Income taxes;
•Distributions to non-controlling interests; and
•Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and any distributions allocable to Class B units. Distributions declared to the General Partner are based on its two percent interest plus, if applicable, an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ending December 31, 2020 less $20 million, the residual of which is further multiplied by 43.75 percent and if required, the percentage by which distributions payable to common units were reduced (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will apply to any calendar year during which distributions payable in respect of common units for such calendar year are less than $3.94 per common unit. Distributions allocable to the Class B units in 2019 equaled 30 percent of GTN’s distributable cashflow less $20 million and the Class B Reduction.
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.319.4610 on November 10, 2020 at 9:00 a.m. CST/10:00 a.m. EST. Nathan Brown, President of the General Partner, along with other members of management, will discuss the Partnership’s third quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com/events or via the following URL: http://www.gowebcasting.com/10884. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. CST /midnight EST on November 17, 2020, by calling 855.669.9658, then entering pass code 5399.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-looking statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements.” These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of TC Energy’s proposed acquisition of all the Partnership’s outstanding common units not beneficially owned by TC Energy, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, the impact of a potential slowdown in construction activities or delay in completion of our capital projects including increase in costs and availability of labor, equipment and materials, the impact of downward changes in oil and natural gas prices, including any effects on the creditworthiness of our shippers or the availability of natural gas in a low oil price environment, the impact of litigation and other opposition proceedings on our ability to begin work on projects and the potential impact of an ultimate court or administrative ruling to a project schedule or viability, uncertainty surrounding the impact of global health crises that reduce commercial and economic activity, including the recent outbreak of the COVID-19 virus, and the potential impact on our business and our ability to access debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2019 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Hejdi Carlsen / Jaimie Harding
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars, except per common unit amounts)	2020	2019	2020	2019

Transmission revenues	99	93	295	299
Equity earnings	39	31	123	115
Operation and maintenance expenses	(16)	(18)	(48)	(51)
Property taxes	(7)	(6)	(20)	(19)
General and administrative	(1)	(2)	(4)	(6)
Depreciation and amortization	(29)	(19)	(68)	(58)
Financial charges and other	(17)	(20)	(54)	(63)
Net income before taxes	68	59	224	217
Income taxes	—	—	(1)	(1)
Net income	68	59	223	216

Net income attributable to non-controlling interests	3	3	13	12
Net income attributable to controlling interests	65	56	210	204

Net income attributable to controlling interest allocation
Common units	64	54	206	199
General Partner	1	1	4	4
Class B units	—	1	—	1
	65	56	210	204

Net income per common unit – basic and diluted (a)	$0.90	$0.76	$2.89	$2.79

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3

(a)Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s two percent general partner interest. The amount allocable to the Class B units in 2020 will equal 30 percent of GTN’s distributable cash flow during the year ending December 31, 2020 less $20 million, the residual of which is further multiplied by 43.75 percent. This amount is further reduced by the estimated Class B Reduction for 2020 (December 31, 2019 - $20 million less Class B Reduction) as applicable. During the three and nine months ended September 30, 2020 and 2019, no amounts were allocated to the Class B units as the thresholds had not been exceeded (September 30, 2019 - $1 million).

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited)
(millions of dollars)	September 30, 2020	December 31, 2019

ASSETS
Current Assets
Cash and cash equivalents	253	83
Accounts receivable and other	34	43
Distribution receivable from Iroquois	—	14
Inventories	10	10
Other	3	6
	300	156
Equity investments	1,051	1,098
Property, plant and equipment
(Net of $1,233 accumulated depreciation; 2019 - $1,187)	1,702	1,528
Goodwill	71	71
TOTAL ASSETS	3,124	2,853

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	75	28
Accounts payable to affiliates	32	8
Accrued interest	19	11
Current portion of long-term debt	373	123
	499	170
Long-term debt, net	1,767	1,880
Deferred state income taxes	6	7
Other liabilities	48	36
	2,320	2,093
Partners’ Equity
Common units	611	544
Class B units	95	103
General partner	15	14
Accumulated other comprehensive income (loss) (AOCI)	(16)	(5)
Controlling interests	705	656
Non-controlling interest	99	104
	804	760
TOTAL LIABILITIES AND PARTNERS’ EQUITY	3,124	2,853

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

	Nine months ended
(unaudited)	September 30,
(millions of dollars)	2020	2019

Cash Generated from Operations
Net income	223	216
Depreciation and amortization	68	58
Amortization of debt issue costs reported as interest expense	1	1
Equity earnings from equity investments	(123)	(115)
Distributions received from operating activities of equity investments	161	168
Equity allowance for funds used during construction	(6)	(1)
Change in operating working capital	17	16
Other	(2)	1
	339	344
Investing Activities
Investment in Great Lakes	(5)	(5)
Investment in Iroquois	—	(4)
Distribution received from Iroquois as return of investment	29	8
Distribution received from Northern Border as return of investment	—	50
Capital expenditures	(159)	(48)
Customer advances for construction	(1)	—
	(136)	1
Financing Activities
Distributions paid to common units, including the General Partner	(142)	(142)
Distributions paid to Class B units	(8)	(13)
Distributions paid to non-controlling interests	(18)	(18)
Long-term debt issued, net of discount	235	21
Long-term debt repaid	(100)	(136)
	(33)	(288)
Increase in cash and cash equivalents	170	57
Cash and cash equivalents, beginning of period	83	33
Cash and cash equivalents, end of period	253	90

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars)	2020	2019	2020	2019
Net income	68	59	223	216

Add:
Interest expense (a)	21	22	63	66
Depreciation and amortization	29	19	68	58
Income taxes	—	—	1	1

EBITDA	118	100	355	341

Less:
Equity earnings
Northern Border	(22)	(15)	(57)	(50)
Great Lakes	(10)	(8)	(39)	(37)
Iroquois	(7)	(8)	(27)	(28)
	(39)	(31)	(123)	(115)
Add:
Distributions from equity investments (b)
Northern Border	25	21	67	69
Great Lakes	—	7	32	39
Iroquois (c)	13	28	34	56
	38	56	133	164

Adjusted EBITDA(d)	117	125	365	390

Less:
AFUDC equity	(4)	—	(7)	(1)
Interest expense (a)	(21)	(22)	(63)	(66)
Income taxes	—	—	(1)	(1)
Distributions to non-controlling interest (e)	(6)	(4)	(17)	(14)
Maintenance capital expenditures (f)	(49)	(19)	(95)	(40)
	(80)	(45)	(183)	(122)

Total Distributable Cash Flow	37	80	182	268
General Partner distributions declared (g)	(1)	(1)	(3)	(3)
Distributions allocable to Class B units (h)	—	(1)	—	(1)
Distributable Cash Flow	36	78	179	264

(a)Interest expense as presented includes net realized loss or gain related to the interest rate swaps.
(b)Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash for the current reporting period.
(c)This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee, Iroquois, for the current reporting period. For the three and nine months ended September 30, 2019, the amounts include our 49.34 percent share of the Iroquois unrestricted cash distributions amounting to approximately $2.6 million and $7.8 million, respectively (three and nine months ended
September 30, 2020 - none).
(d)Beginning in our first quarter results of 2020, we provided Adjusted EBITDA as an additional performance measure of the current operating profitability of our assets and we revised our calculation of Adjusted EBITDA to include distributions from our equity investments, net of equity earnings from our investments as described above, which were previously excluded from such measure. The presentation of Adjusted EBITDA for the three and nine months ended September 30, 2019 was recast to conform with the current presentation. The Partnership believes the revised presentation more closely aligns with similar non-GAAP measures presented by our peers and with the Partnership’s definitions of such measures.
(e)Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us for the periods presented.
(f)The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets. This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.
(g)No incentive distributions were declared to the General Partner for the three and nine months ended September 30, 2020 and 2019.
(h)For the three and nine months ended September 30, 2020 no distributions were allocated to the Class B units (three and nine months ended September 30, 2019 - $1 million).